EXHIBIT 107

Calculation of Filing Fee Table

S-8

(Form Type)

D-Wave Quantum Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(3)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share, issuable pursuant to the D-Wave Quantum Inc. 2022 Equity Incentive Plan	457(c) and 457(h)	31,134,546	$7.825	$243,627,822.45	.00011020	$26,847.79

Equity	Common Stock, par value $0.0001 per share, issuable pursuant to the Employee Stock Purchase Plan	457(c) and 457(h)	8,036,455	$7.825	$62,885,260.38	.00011020	$6,929.96

Equity	Common Stock, par value $0.0001 per share, issuable pursuant to the DWSI Holdings Inc. 2020 Equity Incentive Plan	457(c) and 457(h)	13,621,005	$7.825	$106,584,364.13	.00011020	$11,745.60

Total Offering Amounts					$413,097,446.96		$45,523.35

Total Fee Offsets							—

Net Fee Due							$45,523.35

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional Common Shares of the Registrant that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.

(2)

Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Shares reported on the NYSE on October 10, 2022, which was $7.825 per share.

(3)

Represents shares of common stock issuable pursuant to the applicable plans being registered herein, which shares consist of shares of common stock reserved and available for delivery with respect to awards under the plans, shares of common stock that may again become available for delivery with respect to awards under the plans pursuant to the share counting, share recycling and other terms and conditions of the plans, and shares of common stock that may become reserved and available for delivery with respect to awards under the plans pursuant to any “evergreen” provision of the plans.